Exhibit 99.2

CH2M HILL exploring strategic alternatives for oil & gas operations in Alaska & Sakhalin Island

November 12, 2014

CH2M HILL today announced that it intends to explore strategic alternatives for the portion of its oil, gas and chemicals business that is located in and serves the Alaska and Sakhalin Island, Russia markets. With about 2,400 employees, this CH2M HILL business unit is a leading provider of safe, high quality integrated oilfield support services, including oilfield operations and maintenance services, construction and other related services.  With a significant portfolio of specialized vehicles and equipment, the business unit provides mission critical support services to its major energy clients, with particular expertise operating in harsh and demanding climates.

“CH2M HILL is concentrating its resources on expanding its engineering, consulting, and program management service capabilities in its core markets including water, environmental, transportation, and energy on a global basis,” said CH2M HILL US Managing Director Patrick O’Keefe. The company intends to focus on further developing its differentiated professional service offerings, and not on capital intensive businesses. The potential sale of the business unit is directly aligned and consistent with CH2M HILL’s strategic objectives. O’Keefe added that CH2M HILL has proudly served infrastructure clients in Alaska for 50 years and will continue to serve a broad range of clients in the state.

“The Alaska and Sakhalin oil and gas business, and its dedicated and experienced workforce, have made significant contributions to the growth and value of our company,” said Rob Berra, CH2M HILL Energy President. “It is a high-quality, well-run business with longstanding client relationships that we believe has strong future prospects. We intend to explore “win-win” options for our employees and clients, and we remain focused on ensuring that our clients continue to receive the highest quality service.”

“CH2M HILL will continue to provide high-quality professional services to our oil, gas, and chemicals clients around the globe,” Berra added.

CH2M HILL has engaged Bank of America Merrill Lynch to assist in exploring strategic alternatives for the business unit.